Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2006, relating to the financial statements of Color Kinetics Incorporated and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Color Kinetics Incorporated for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 13, 2006